Exhibit 8.1

1735 Market Street, 51st Floor

Philadelphia, PA 19103-7599

TEL 215.665.8500

FAX 215.864.8999

www.ballardspahr.com

April 7, 2016

Exelon Corporation

10 South Dearborn Street,

49th Floor,

Chicago, Illinois 60603-3005

RE:	Issuance of $300,000,000 of Exelon Corporation’s 2.450% notes due 2021, $750,000,000 of its 3.400% notes due 2026 and $750,000,000 of its 4.450% notes due 2046

Ladies and Gentlemen:

We have acted as tax counsel to Exelon Corporation (the “Company”), in connection with the issuance and sale by the Company of $300,000,000 of its 2.450% notes due 2021 (the “2021 notes”), $750,000,000 of its 3.400% notes due 2026 (the “2026 notes”) and $750,000,000 of its 4.450% notes due 2046 (the “2046 notes” and, together with the 2021 notes and the 2026 notes, the “Notes”), covered by the Registration Statement on Form S-3, No. 333-196220 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (“SEC”) on May 23, 2014 under the Securities Act of 1933, as amended.

We are familiar with the proceedings to date with respect to the Registration Statement and have examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion. In addition, we have assumed that there will be no change in the laws currently applicable to the Company and that such laws will be the only laws applicable to the Company. We have also assumed that there will be no change in the facts. Any such changes in the laws or the facts could alter our opinion.

Based upon and subject to the foregoing, the statements set forth in the Prospectus Supplement dated April 4, 2016 under the heading “Material United States Federal Income Tax Considerations,” to the extent they constitute matters of federal income tax law or legal conclusions with respect thereto, represent our opinion.

In giving the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States of America.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion is rendered as of the date hereof based on the law and facts in existence on the date hereof, and we do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or fact, whether or not material, which may be brought to our attention at a later date.

Exelon Corporation

April 7, 2016

We hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Material United States Federal Income Tax Considerations” in the Prospectus Supplement dated April 7, 2016 included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Ballard Spahr LLP